Consent of Independent Certified Accountants

We Consent to the reference to our firm in the Registration Statement (Form S-8 dated April 14, 1998) pertaining to the Technical Chemicals and Products, Inc. Amended and Restated 1992 Stock Option Plan and to the incorporation by reference therein of our report dated February 10, 1998 with respect to the consolidated financial statements and schedule of Technical Chemicals and Products, Inc. included in its Annual Report(Form 10K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP

Miami, Florida
April 14, 1998